EXHIBIT 99.1

PINNACLE ENTERTAINMENT, INC.
3800 Howard Hughes Parkway
Las Vegas, Nevada 89169
NYSE: PNK
FOR FURTHER INFORMATION
At the Company — (702) 784-7777:
Dan Lee — Chairman & CEO
Alain Uboldi — COO
Steve Capp — CFO
Chris Plant or Lewis Fanger — Investor Relations
PINNACLE ENTERTAINMENT REPORTS SECOND QUARTER 2009 RESULTS
LAS VEGAS, July 24, 2009 — Pinnacle Entertainment, Inc. (NYSE: PNK) today reported financial results for the second quarter and six months ended June 30, 2009.
Second Quarter 2009 Results
For the second quarter of 2009, revenues were flat at $266 million compared to the prior-year period. Consolidated Adjusted EBITDA(1) rose 27.7% to $48.9 million in the 2009 second quarter from $38.3 million in the prior-year period. The 2009 quarterly results reflect the continued improvement of operations at Lumière Place and efforts to control overall costs, partially offset by general economic conditions.
On a GAAP (“Generally Accepted Accounting Principles”) basis, the Company reported net income of $4.7 million, or $0.08 per share, for the second quarter of 2009. These results include a gain of $12.9 million from the sale of equity securities owned by the Company. For the 2008 second quarter, the Company incurred a net loss of $18.1 million, or $0.30 per share, reflecting an impairment for the same equity securities mentioned above and income from discontinued operations related to insurance proceeds received. Both periods also include pre-opening and development costs and non-cash charges related to share-based compensation.
Six Month 2009 Results
For the six months ended June 30, 2009, revenues increased to $535 million from $523 million in the prior-year period. Consolidated Adjusted EBITDA rose 38.7% to $102 million in the six months ended June 30, 2009 from $73.7 million in the prior-year period. The 2009 results reflect improved operating efficiency at Lumière Place relative to its early start-up period; improved utilization of the hotel expansion that opened in late 2007 and early 2008 at L’Auberge du Lac; and efforts to control overall costs, partially offset by general economic conditions.
On a GAAP basis, net income for the first half of 2009 was $5.6 million. For the prior-year period, net loss was $13.1 million.
“Our properties performed solidly in the second quarter, achieving improved overall results despite the generally weak economy,” said Daniel R. Lee, Pinnacle Entertainment’s Chairman and Chief Executive Officer. “Lumière Place continues to gain traction, achieving its highest quarterly revenues since opening. We continue to watch property-level costs and marketing spend as we move into the second half of the year.”

Recent Developments
•
On July 21, 2009, Pinnacle entered into the fourth amendment to its credit agreement. Among other things, the fourth amendment increases the permitted consolidated leverage ratio for upcoming fiscal quarters to take into account the expected completion schedule of River City (as borrowings are expected to grow to fund completion), permits the issuance of senior unsecured notes and permits a revolving credit tranche with an extended maturity. The fourth amendment also increases the applicable margin for all revolving credit loans by 0.50 percentage points. In association with this amendment, Pinnacle agreed to reduce its total bank facility size by 15%, from $625 million to approximately $531 million, and paid fees aggregating approximately $3.6 million. As of June 30, 2009, approximately $183 million of the credit facility was drawn and $12.6 million of letters of credit were outstanding. Given the Company’s current credit statistics and taking into consideration the increase in the applicable margin, the Company’s new LIBOR spread is 2.25 percentage points. As always, the Company’s ability to borrow under the credit facility is contingent on continued covenant compliance with the terms of the credit facility and all other applicable credit agreements.

•
Construction is continuing apace at the Company’s River City casino project in south St. Louis County, Missouri. The Company recently placed its initial order for slot machines, with delivery expected in the fourth quarter of 2009. Additionally, the first two phases of a new access road were recently completed and should open to the public shortly, improving traffic flow from the freeway and within the neighborhood surrounding the River City site. River City is expected to cost $357 million, excluding capitalized interest and operating cash, which is consistent with earlier budget estimates. Capitalized interest is expected to be in the mid-$20 million range, based on current interest rates. The cash needed to fund the cage, slot machines and bank accounts of River City over the longer term is estimated to be approximately $10 million. The Company anticipates opening the River City project in the spring of 2010, contingent on final approval from the Missouri Gaming Commission.

•
In April 2009, the Louisiana Gaming Control Board granted the Company 150-day extensions for its Sugarcane Bay and Baton Rouge projects. The extensions, which were similar to earlier extensions, were granted based on the continued disruption in the global capital markets. At Sugarcane Bay, adjacent to L’Auberge du Lac in Lake Charles, Pinnacle continues to perform site preparation work, including road and utility enhancements to the site. Entitlement work for the Company’s project in Baton Rouge also continues. In June 2009, the city’s metropolitan council granted zoning approval for the Company’s Baton Rouge project.

Artists’ renderings for certain of the Company’s projects and corresponding pictures of the work in progress are available via its corporate website at www.pnkinc.com. Additionally, a River City website with job and vendor information is now accessible at www.therivercitycasino.com.
Property Highlights
L’Auberge du Lac
L’Auberge du Lac generated revenues of $86.6 million and Adjusted EBITDA of $21.4 million for the second quarter of 2009. Revenues and Adjusted EBITDA of $90.2 million and $23.6 million, respectively, for the prior-year period were particularly strong. Occupancy in the 2009 second quarter remained strong at approximately 88%, indicating sold-out weekends and high occupancy levels during the rest of the week.

Boomtown New Orleans
For the three months ended June 30, 2009 and 2008, revenues at Boomtown New Orleans were $35.5 million and $39.0 million, respectively. Adjusted EBITDA of $10.6 million in the second quarter of 2009 compared to $13.5 million in the prior-year period, reflecting an expanded racetrack casino near downtown New Orleans and levee construction along the access road to Boomtown New Orleans. This levee construction resulted in the temporary loss of the property’s main entrance, which the Company expects to reopen in August.
Lumière Place
The Lumière Place complex consists of the Lumière Place Casino, Four Seasons Hotel St. Louis and HoteLumière. Consistent with most new casino openings, operations at Lumière Place improved substantially in the second quarter of 2009 as the property moved past the early start-up inefficiencies of the prior-year period. The complex also benefited from completion of its two hotels, which opened in stages during the first half of 2008, and its showroom, which opened in August 2008, as well as the November 2008 passage of Proposition A, which removed certain betting restrictions in the state of Missouri. In the 2009 second quarter, revenues increased by 25.0% to $54.2 million from $43.3 million in the 2008 period. Adjusted EBITDA rose to $9.9 million in the 2009 second quarter from $1.1 million in the prior year.
Belterra Casino Resort
Revenues at Belterra were $42.8 million in the 2009 second quarter versus $44.3 million in the 2008 period. Despite a reduction in revenues, Adjusted EBITDA increased 5.9% to $8.2 million in the second quarter of 2009 from $7.8 million in the prior-year period due to a refocusing of the property’s marketing efforts and cost structure.
Boomtown Bossier City
Revenues at Boomtown Bossier City for the 2009 second quarter were $22.7 million compared to $22.0 million in the prior-year period. Adjusted EBITDA increased to $4.7 million from $3.9 million in the 2008 second quarter. The margin improvement is primarily attributed to a continued focus on marketing activities and related costs.
Casino Magic Argentina
Casino Magic Argentina consists of a sizable casino-hotel facility in the city of Neuquén and several smaller casinos in other parts of the Province of Neuquén. Revenues for the second quarter of 2009 were $8.6 million versus $10.0 million in the prior-year quarter. Adjusted EBITDA was $2.2 million and $2.7 million for the second quarter of 2009 and 2008, respectively. The declines primarily reflect a weaker Argentine peso exchange rate compared to the dollar. The exchange rate used to translate results in the 2009 second quarter was 3.73 pesos to the U.S. dollar, versus 3.15 in the prior-year quarter.
The Admiral Riverboat Casino
Beginning in late 2008, management eliminated mid-week table games operations at The Admiral and reduced operating hours for the entire casino mid-week. Due to these changes, as well as competition from the Company’s neighboring Lumière Place, revenues for the second quarter of 2009 declined to $4.9 million from $5.9 million for the prior-year quarter. While revenues at The Admiral have declined since the implementation of these changes, the Adjusted EBITDA losses have also declined. For the 2009 second quarter, the Adjusted EBITDA loss was $385,000 compared to an Adjusted EBITDA loss of $1.5 million in the 2008 second quarter. Operations at The Admiral Riverboat Casino were also adversely affected in both periods due to temporary flood-related closures.
Boomtown Reno
At Boomtown Reno, revenues were $10.6 million in the 2009 second quarter compared to $11.5 million in the prior-year period. Despite a decline in revenues, Adjusted EBITDA in the 2009 second quarter improved to $82,000 from an Adjusted EBITDA loss of $1.3 million in the second quarter of 2008, due to a focus on costs at the property. Competition from an additional tribal casino in California and a decline in general economic conditions continue to adversely affect revenues. Offsetting this, the Company has refurbished the casino and over half of the guestrooms over the past 18 months. Late in the quarter, the Company introduced a Denny’s franchised restaurant at the property, replacing an unbranded coffee shop. It also refurbished a coffee venue, introducing the Peet’s Coffee & Tea brand, which is well-known in the nearby northern California market.

Other Items
Corporate Expenses and Other. For the three months ended June 30, 2009 and 2008, corporate expenses were $7.9 million and $11.6 million, respectively. The 2008 amount included $1.5 million of severance associated with the resignation of a corporate officer. Overall costs also benefited from the reversal of an accrual of approximately $2.0 million from a reduction in the employee 401(k) matching program.
Pre-opening and Development Costs. For details regarding the pre-opening and development costs, see the attached supplemental information table.
Interest Expense. Interest expense, net of capitalized interest, was $16.1 million in the 2009 second quarter versus $11.6 million in the prior-year period. Capitalized interest was $2.7 million and $7.8 million for the 2009 and 2008 periods, respectively, primarily reflecting the suspension of interest capitalization on the Atlantic City project, partially offset by increasing interest capitalization for the River City project.
Gain on Sale of Equity Securities. During the second quarter of 2009, Pinnacle sold all of the 1.2 million shares that it owned in Ameristar Casinos, a competitor, for cash proceeds of $23.7 million and recorded a realized gain of $12.9 million. The Company had purchased such shares with the intent of proposing a combination of the two companies. However, with the changes in the financial markets, the Company determined that such combination was no longer in the best interests of Pinnacle shareholders, particularly given the changes in the debt capital markets. The Company paid approximately $32 per share for such shares, but had written it down over the interim quarters, as Ameristar’s stock price declined and it became less feasible to combine the two companies. The stock was sold at an average price of approximately $19 per share.
Discontinued Operations. In July 2008, the Company decided to discontinue operations of The Casino at Emerald Bay, the Company’s former boutique casino located in the Bahamas. This casino officially ceased operations on January 2, 2009. Results of operations for The Casino at Emerald Bay, including impairment charges, are reflected in discontinued operations. The Company also classifies its former Biloxi casino as discontinued operations pending final resolution of its outstanding insurance claim, including the related insurance proceeds of $86.8 million received in the first half of 2008.
Liquidity
At June 30, 2009, the Company had $134 million in cash and cash equivalents, an estimated $70 million of which is used in day-to-day operations. As of that date, $183 million was drawn and approximately $12.6 million of letters of credit were outstanding under the Company’s recently amended $531 million bank credit facility. As of that same date, the Company had invested approximately $190 million in River City, plus capitalized interest of approximately $12 million. The expected budget for River City is $357 million, plus capitalized interest in the mid-$20 million range and operating cash, which is consistent with earlier budget estimates. Operating cash needs on a stabilized basis for the property are expected to be approximately $10 million. Subsequent to quarter-end, in early July, the Company borrowed an incremental $23 million under its credit facility, therefore increasing the borrowings to approximately $206 million as of July 23, 2009.
On July 16, 2009, the Company declared its Argentine operations as a restricted subsidiary under its bond indentures. Due to improved operations, the fading in the trailing 12-month period of the pre-opening costs and initial start-up operations of Lumière Place, and the inclusion of the Argentine operations within the restricted bond family, the Company’s ratio of EBITDA to interest expense exceeded 2.0 to 1.0, as defined in its three bond indentures. Consequently and pursuant to its indentures, the Company reclassified approximately $200 million of the amounts outstanding under its credit facility as “2.0 to 1.0 debt” rather than debt under its permitted senior indebtedness basket. This reclassification significantly improves the Company’s liquidity profile by removing the $200 million reclassified amount from the senior debt baskets in the various indentures, thereby permitting the Company to borrow significantly more of the remaining amount available under its credit facility, subject to continued compliance with its financial covenants.

Community Contribution
The Company pays significant taxes in the communities in which it operates. During the first six months of 2009, Pinnacle paid or accrued $135 million in gaming taxes, $11.8 million in payroll taxes, $10.0 million in property taxes, and $3.4 million in sales taxes. Setting aside income taxes, the Company paid or accrued $160 million for taxes to federal, state and local authorities in the first six months of 2009.
Investor Conference Call
Pinnacle will hold a conference call for investors today, July 24, 2009, at 11:00 a.m. ET (8:00 a.m. PT) to discuss its 2009 second quarter and six month financial and operating results. Investors may listen to the call by dialing (888) 792-8395 or, for international callers, (706) 679-7241. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.
A replay of the conference call will be available shortly after the conclusion of the call through August 7, 2009 by dialing (800) 642-1687 or, for international callers, (706) 645-9291. The code to access the replay is 21346350. The conference call will also be available for replay at www.pnkinc.com.
Non-GAAP Financial Measures
(1) Consolidated Adjusted EBITDA and Adjusted net income (loss) are non-GAAP measurements. The Company defines Consolidated Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, minority interest and discontinued operations. The Company defines Adjusted net income (loss) as net income (loss) before pre-opening and development expenses, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, gain (loss) on early extinguishment of debt, income tax benefits, minority interest and discontinued operations. The Company also uses Adjusted EBITDA as a measure of performance of its operating units. The Company defines Adjusted EBITDA as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening and development expenses, non-cash share-based compensation and write-downs. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity.
The Company uses Consolidated Adjusted EBITDA as a relevant and useful measure to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDA has economic substance because it is used by management as a performance measure to analyze the performance of its business. Consolidated Adjusted EBITDA is specifically relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management eliminates the results from discontinued operations as they are discontinued. Management also reviews pre-opening and development expenses separately, as such expenses are also included in total project costs when assessing budgets and project returns and because such costs relate to anticipated future revenues and income. Management believes some investors consider Consolidated Adjusted EBITDA to be a useful measure in determining a company’s ability to service or incur indebtedness and for estimating a company’s underlying cash flows from operations before capital costs, taxes and capital expenditures. Consolidated Adjusted EBITDA also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.
Adjusted net income (loss) is presented solely as supplemental disclosure, as this is one method that management reviews and uses to analyze the performance of its core operating business. For many of the same reasons mentioned above relating to Consolidated Adjusted EBITDA, management believes Adjusted net income (loss) is a useful analytic tool as it enables management to track the performance of its core casino operating business separate and apart from factors that do not impact decisions affecting its operating casino properties, such as impairments of intangible assets or costs associated with the Company’s development activities. Management believes Adjusted net income (loss) is useful to investors since the adjustments provide a measure of performance that more closely resembles widely used measures of performance and valuation in the gaming industry. Adjusted net income (loss) does not include the costs of the Company’s development activities, certain asset sale gains and losses, income tax benefits or the costs of its refinancing activities, but the Company compensates for these limitations by using other comparative measures to assist in evaluating the performance of its business. Management believes that Adjusted EBITDA is a useful analytical tool as it enables management to evaluate the profitability of the gaming operations without taking into account the effect of certain non-operating expenses.

EBITDA measures, such as Consolidated Adjusted EBITDA, and Adjusted net income (loss) are not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for a reconciliation of Consolidated Adjusted EBITDA to Income (loss) from continuing operations and a reconciliation of GAAP net income (loss) to Adjusted net income (loss).
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates casinos in Nevada, Louisiana, Indiana, Missouri and Argentina. The Company has a second casino development project under construction in the St. Louis area, to be called River City, which opening is dependent upon final approval by the Missouri Gaming Commission. Pinnacle is also developing a second casino resort in Lake Charles, Louisiana, to be called Sugarcane Bay, and a casino resort in Baton Rouge, Louisiana. Additionally, Pinnacle owns a casino site at the heart of the Boardwalk in Atlantic City, New Jersey.
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements, including statements regarding the Company’s future operating performance, future growth, anticipated milestones, completion and opening schedules of various projects, construction schedules and budgets and new development opportunities, efforts to control corporate and marketing expenses, continued improvement of operations at Lumière Place, hotel occupancy, continued benefits of Proposition A in Missouri, the completion of the Company’s main entrance to its Boomtown New Orleans and the Company’s ability to relocate The Admiral Riverboat Casino in Missouri are based on management’s current expectations and are subject to risks, uncertainties and changes in circumstances that could significantly affect future results. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by important factors that could cause actual results to differ materially from those reflected by such statements. Such factors include, but are not limited to: (a) the Company’s substantial funding needs in connection with its development projects and other capital-intensive projects will require it to raise substantial amounts of money from outside sources; (b) the Company may not be able to renew or extend its credit facility or enter into a new credit facility in today’s difficult markets; its ability to renew or extend its credit facility or enter into a new credit facility may be impaired further if current market conditions continue or worsen; and if the Company is able to renew or extend its credit facility, it may be on terms substantially less favorable than the current credit facility; and the Company may face similar risks with respect to its outstanding bonds; (c) the Company’s business may be sensitive to reductions in consumers’ discretionary spending as a result of downtowns in the economy; (d) the global financial crisis may have an impact on the Company’s business and financial condition in ways that the Company currently cannot accurately predict; (e) insufficient or lower-than-expected results generated from the Company’s new developments and acquired properties, may negatively affect the market for the Company securities; (f) many factors, including the escalation of construction costs beyond increments anticipated in its construction budgets, could prevent the Company from completing its construction and development projects within budget and on time; (g) significant competition in the gaming industry in all of the Company’s markets could adversely affect the Company’s profitability; (h) the Company may not meet the conditions for receipt or maintenance of gaming licensing approvals, including for its River City, Sugarcane Bay and Baton Rouge projects, some of which are beyond its control; (i) the terms of the Company’s credit facility and the indentures governing its subordinated indebtedness impose operating and financial restrictions on the Company; (k) the outcome of the lawsuit with one of the Company’s insurers related to damage incurred at Casino Magic Biloxi could affect the Company’s right to, or delay, the receipt of insurance proceeds with respect to its hurricane-affected properties; (l) the Company’s insurance policy limits for Weather Catastrophe/Named Windstorm Occurrence, Flood and Earthquake are significantly less than its coverage for the 2005 hurricane season; and (m) other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

(—financial tables follow—)

Pinnacle Entertainment, Inc.
Consolidated Statements of Operations
(In millions, except per share data, unaudited)

	For the three months		For the six months
	ended June 30,		ended June 30,
	2009	2008	2009	2008
Revenues:
Gaming	$229,698	$229,765	$467,193	$457,967
Food and beverage	16,624	16,500	31,487	30,242
Lodging	10,060	9,229	18,457	15,358
Retail, entertainment and other	9,869	10,824	18,074	19,336

	266,251	266,318	535,211	522,903

Expenses and other costs:
Gaming	135,885	141,238	270,450	279,262
Food and beverage	16,243	16,087	31,507	31,108
Lodging	6,168	5,184	11,976	9,572
Retail, entertainment and other	5,548	5,723	9,858	11,536
General and administrative	58,881	62,834	116,817	122,525
Depreciation and amortization	26,185	31,046	52,386	59,507
Pre-opening and development costs	6,634	14,207	12,518	31,343
Write-downs, reserves and recoveries, net	301	6,920	713	6,802

	255,845	283,239	506,225	551,655

Operating income (loss)	10,406	(16,921)	28,986	(28,752)
Other non-operating income	103	484	236	1,623
Interest expense, net of capitalized interest	(16,074)	(11,607)	(32,752)	(23,690)
Gain on sale of equity securities	12,914	—	12,914	—
Impairment of investment in equity securities	—	(22,636)	—	(22,636)

Income (loss) from continuing operations before income taxes	7,349	(50,680)	9,384	(73,455)
Income tax (expense) benefit	(2,400)	2,317	(3,208)	9,333

Income (loss) from continuing operations	4,949	(48,363)	6,176	(64,122)
Income (loss) from discontinued operations, net of income taxes	(241)	30,254	(537)	51,066

Net income (loss)	$4,708	$(18,109)	$5,639	$(13,056)

Net income (loss) per common share—basic
Income (loss) from continuing operations	$0.08	$(0.81)	$0.10	$(1.07)
Income (loss) from discontinued operations, net of income taxes	0.00	0.51	(0.01)	0.85

Net income (loss) per common share—basic	$0.08	$(0.30)	$0.09	$(0.22)

Net income (loss) per common share—diluted
Income (loss) from continuing operations	$0.08	$(0.81)	$0.10	$(1.07)
Income (loss) from discontinued operations, net of income taxes	0.00	0.51	(0.01)	0.85

Net income (loss) per common share—diluted	$0.08	$(0.30)	$0.09	$(0.22)

Number of shares—basic	60,064	59,962	60,036	59,956
Number of shares—diluted	60,851	59,962	61,331	59,956

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	June 30,	December 31,
	2009	2008
Assets
Cash and cash equivalents	$134,019	$125,030
Other assets	163,453	164,157
Land, buildings, riverboats and equipment, net	1,668,740	1,630,037

Total assets	$1,966,212	$1,919,224

Liabilities and Stockholders’ Equity
Liabilities, other than long-term debt	$239,775	$236,546
Long-term debt, including current portion	974,701	943,332

Total liabilities	1,214,476	1,179,878

Stockholders’ equity	751,736	739,346

Total liabilities and stockholders’ equity	$1,966,212	$1,919,224

Pinnacle Entertainment, Inc.
Supplemental Information
Property Revenues and Adjusted EBITDA
(In thousands, unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues
L’Auberge du Lac	$86,596	$90,229	$174,994	$171,533
Boomtown New Orleans	35,459	39,001	73,748	81,432
Lumière Place (a)	54,187	43,337	107,326	81,295
Belterra Casino Resort	42,764	44,268	83,750	86,302
Boomtown Bossier City	22,670	22,026	47,484	45,721
Casino Magic Argentina	8,626	10,007	18,118	19,171
The Admiral Riverboat Casino	4,866	5,877	10,855	15,140
Boomtown Reno	10,588	11,477	18,161	22,159
Other	495	96	775	150

Total Revenues	$266,251	$266,318	$535,211	$522,903

Adjusted EBITDA (Loss) (b)
L’Auberge du Lac	$21,447	$23,570	$44,981	$41,244
Boomtown New Orleans	10,635	13,472	24,127	28,787
Lumière Place (a)	9,912	1,136	20,489	574
Belterra Casino Resort	8,206	7,751	15,996	15,082
Boomtown Bossier City	4,716	3,944	10,896	8,692
Casino Magic Argentina	2,175	2,715	4,993	5,886
The Admiral Riverboat Casino	(385)	(1,461)	(554)	(1,705)
Boomtown Reno	82	(1,261)	(1,238)	(3,527)

	56,788	49,866	119,690	95,033
Corporate expenses	(7,879)	(11,552)	(17,406)	(21,300)

Consolidated Adjusted EBITDA (b)	$48,909	$38,314	$102,284	$73,733

Reconciliation to Income (Loss) from Continuing Operations
Consolidated Adjusted EBITDA	$48,909	$38,314	$102,284	$73,733
Pre-opening and development costs	(6,634)	(14,207)	(12,518)	(31,343)
Non-cash share-based compensation	(5,383)	(3,062)	(7,681)	(4,833)
Write-downs, reserves and recoveries, net	(301)	(5,511)	(713)	(5,393)
Depreciation and amortization	(26,185)	(31,046)	(52,386)	(59,507)
Other non-operating income	103	484	236	1,623
Interest expense, net of capitalized interest	(16,074)	(11,607)	(32,752)	(23,690)
Impairment of investment in equity securities	—	(22,636)	—	(22,636)
Customer loyalty program seed liability	—	(1,409)	—	(1,409)
Gain on sale of equity securities	12,914	—	12,914	—
Income tax benefit (expense)	(2,400)	2,317	(3,208)	9,333

Income (loss) from continuing operations	$4,949	$(48,363)	$6,176	$(64,122)

(a)
Lumière Place-St. Louis includes the Lumière Place Casino and two hotels. The Lumière Place Casino opened on December 19, 2007. The Pinnacle-owned Four Seasons Hotel St. Louis opened in February 2008. The former Embassy Suites was closed on March 31, 2007 and reopened as HoteLumière in February 2008 following an extensive refurbishment.

(b)	See discussion of Non-GAAP Financial Measures above for a detailed description of Adjusted EBITDA and Consolidated Adjusted EBITDA.

Pinnacle Entertainment, Inc.
Supplemental Information
Pre-opening and Development Costs
(In thousands, unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Pre-opening and Development Costs
Atlantic City (a)	$2,573	$5,326	$5,530	$11,012
Baton Rouge	1,610	847	2,650	5,597
River City	1,566	1,625	2,795	2,573
Sugarcane Bay	617	951	1,195	1,448
Missouri Proposition A Initiative	—	597	—	1,189
Lumière Place	—	2,394	—	6,032
Kansas City (b)	—	1,948	—	2,715
Other	268	519	348	777

Total Pre-opening and Development Costs	$6,634	$14,207	$12,518	$31,343

(a)
In late 2008, management decided to complete certain demolition projects, but to otherwise suspend substantially all development activities in Atlantic City indefinitely. Such demolition activities were completed in December 2008. The continuing pre-opening and development costs include property taxes and other costs associated with ownership of the land.

(b)	The Company withdrew its application as an applicant for the Northeast Kansas Gaming Zone in September 2008.

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)
(In thousands, except per share data, unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008

GAAP Net income (loss) (b)	$4,708	$(18,109)	$5,639	$(13,056)
Pre-opening and development costs	4,468	13,556	8,239	27,360
Non-cash share-based compensation	3,625	2,923	5,056	4,219
Write-downs and other charges	203	6,604	469	6,623
Impairment of investment in equity securities	—	21,601	—	19,760
Gain on sale of equity securities	(8,697)	—	(8,500)	—
(Income) loss from discontinued operations, net of taxes	241	(30,254)	537	(51,067)

Adjusted net income (loss) (a)	$4,548	$(3,679)	$11,440	$(6,161)

Adjusted per common share — diluted
GAAP Net income (loss)	$0.08	$(0.30)	$0.09	$(0.22)
Pre-opening and development costs	0.07	0.23	0.13	0.45
Non-cash share-based compensation	0.06	0.05	0.08	0.07
Write-downs and other charges	—	0.11	0.01	0.11
Impairment of investment in equity securities	—	0.36	—	0.33
Gain on sale of equity securities	(0.14)	—	(0.14)	—
(Income) loss from discontinued operations, net of taxes	—	(0.50)	0.01	(0.85)

Adjusted net income (loss) per common share — diluted	$0.07	$(0.05)	$0.18	$(0.11)

Number of shares — diluted	60,851	59,962	61,331	59,956

(a)	See discussion of Non-GAAP Financial Measures above for a detailed description of Adjusted net income (loss).

(b)	Reconciling items shown net of income taxes.